EXHIBIT 10.4(b)

Change in Control Agreement
This AGREEMENT (the “Agreement”) is made as of the Effective Date by and between Plexus Corp., a Wisconsin corporation (the “Company”) and the Employee.
Recital:
The Board of Directors (the “Board”) of the Company has determined that it is in the best interests of the Company and its shareholders to reinforce and encourage the Employee’s continued attention and dedication to the Employee’s assigned duties without distraction by entering into compensation arrangements that will provide financial security in the event of a Change in Control.
Now, therefore, it is hereby agreed as follows:

1.	Defined Terms. Capitalized terms not otherwise defined in the main body of this Agreement have the meaning ascribed thereto in Schedule A and Exhibit 1.

2.	Change in Control. No benefits shall be payable under this Agreement unless there shall have been a Change in Control.

3.	Term of Agreement. This Agreement shall be effective for the period commencing on the Effective Date and ending on the Initial Term Date; provided, however, that:
3.1.     On an annual basis the term of this Agreement shall automatically be extended for an additional fiscal year unless, not later than 30 days before the Agreement would otherwise expire, the Company shall have given notice that it does not wish to extend this Agreement; and
3.2.    Notwithstanding any such notice by the Company, if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall remain in effect until the
Company shall have performed all its obligations hereunder.

4.	Qualifying and Nonqualifying Separations. For purposes of this Agreement:
4.1.    A “Qualifying Separation” means the Employee’s Separation from Service during the Change in
Control Period by reason of (i) the Company’s termination of the Employee’s employment other than for Cause, or (ii) the Employee’s resignation for Good Reason; provided, however, that a Qualifying
Separation shall not include a Separation from Service by reason of the Employee’s death or Disability.
4.2.    A “Nonqualifying Separation” means a Separation from Service during the Change in Control Period, other than a Qualifying Separation.

5.	Company’s Obligations Upon a Qualifying Separation. In the event of the Employee’s Qualifying Separation:
5.1.    Accrued Obligations. The Company shall pay to the Employee the Accrued Obligations in cash within
30 days after the Separation Date.
5.2.    Lump-Sum Payment. The Company shall pay to the Employee in cash within 30 days after the
Separation Date (except as otherwise provided by Section 7) the sum of the following amounts:

(a)
The Employee’s Target Bonus, prorated through the Separation Date using a fraction, the numerator of which is the number of days in the Separation Year through the Separation Date, and the denominator of which is 365;

(b)	The Separation Multiplier times the sum of the Employee’s Annual Base Salary, the Target Bonus, and the Retirement Differential; and

(c)
An amount such that, after payment of all Federal, state, and local income taxes on such amount (deemed for this purpose to be payable at the applicable withholding rates), the Employee retains the amount that the Company determines is equal to the value of continued participation (on the same basis), for a number of years equal to the Separation Multiplier, in all group health and other welfare plans and the Company’s executive reimbursement plan, company car, and other similar plans and arrangements in which the Employee participated immediately before the Separation Date or in which the Employee participated immediately before the Change in Control Date, whichever produces the greater benefit.
5.3.    Outplacement. The Company shall at its sole expense provide the Employee with executive-level outplacement services, the scope and provider of which shall be selected by the Company in its sole discretion, for a period of 15 months beginning on the Separation Date.
5.4.    Other Benefits. To the extent not theretofore paid or provided, and without duplication of any other benefits hereunder, the Company shall timely pay or provide to the Employee such other amounts or benefits as are required to be paid or provided, or that the Employee is eligible to receive, under any written plan, program, policy or contract or agreement of Plexus (collectively, “Other Benefits”).
5.5.    Code Section 280G. Notwithstanding any provision of this Agreement to the contrary, in the event that you become entitled to receive payments or benefits under this Agreement or under any other plan, agreement or arrangement with the Company (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments will be subject to any excise tax pursuant to Code Section 4999, or any similar or successor provision (the
“Excise Tax”), the Company shall pay you either (i) the full amount of the Total Payments or (ii) an amount equal to the Total Payments, reduced by the minimum amount necessary to prevent any portion of the Total Payments from being an “excess parachute payment” (within the meaning of
Code Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by you, on an after-tax basis, of the greatest amount of Total Payments notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.
5.6.    No Duplication of Benefits. Notwithstanding Section 5.4, this Agreement supersedes and terminates the Employee’s right to any severance benefits otherwise due to the Employee upon a Qualifying
Termination under any other plan or policy of the Company or any written employment agreement between the Employee and the Company.

6.	Company’s Obligations Upon a Nonqualifying Separation. In the event of the Employee’s Nonqualifying Separation:
6.1.    Accrued Obligations. The Company shall pay to the Employee the Accrued Obligations in cash within
30 days after the Separation Date.
6.2    Other Benefits. The Company shall timely pay or provide to the Employee the Other Benefits.

7.
Six-Month Suspension. If the Company determines that the Employee is a Specified Employee as of the Separation Date, then any payment required by Sections 5.2, 5.4 and 6.2 shall be made on the Company’s first regular payroll date (the “Six-Month Date”) on or after the six-month anniversary of the Separation Date, and any payment required by Section 5.5 shall be made on the later of the Six-Month Date or the date such payment would be made without regard to this Section 7.

8.	Governing Law.
8.1.    This Agreement shall be governed by and construed in accordance with the laws of the State of
Wisconsin, without reference to principles of conflict of laws.
8.2.    The jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, the Agreement shall be exclusively in the courts in the State of Wisconsin, including the
Federal Courts located therein or responsible therefore (should Federal jurisdiction exist).

9.	Miscellaneous
Additional terms of this Agreement are set forth in Schedule B.
IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the Effective Date.

PLEXUS CORP.
Angelo M. Ninivaggi
Sr VP, Chief Administrative Officer,
General Counsel, and Secretary

EMPLOYEE:
By:__________________________

Name:________________________

Title:_________________________

SCHEDULE A
Defined Terms
Terms not otherwise defined in the main body of the Agreement shall have the meanings set forth below and in Exhibit 1.
“Accrued Obligations” means:

(a)	the Employee’s Annual Base Salary through the Separation Date to the extent not theretofore paid;

(b)	the Employee’s VICP bonus for any performance period ending before the Separation Date, to the extent not theretofore paid; and

(c)	the Employee’s accrued but unpaid vacation pay.
“Annual Base Salary” means the Employee’s annual base salary immediately before the Separation Date or immediately before the Change in Control, whichever is greater.
“Cause” means:

(a)
The willful and continued failure of the Employee to perform substantially the Employee’s duties with Plexus (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Board, the Chief Executive Officer of the Company, or the President of the Company that specifically identifies the manner in which the Board, the Chief Executive Officer, or the President believes that the Employee has not substantially performed the Employee’s duties, and after the Employee has been given at least 30 days in which to cure such failure; or

(b)
The willful engaging by the Employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in paragraph (a) or (b) above, and specifying the particulars thereof in detail.
“Change in Control” means the first to occur of any of the following events, but only to the extent that such event is described in Section 409A(a)(2)(A)(v) of the Code:

(a)
any person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company, but not including persons or groups solely because they purchase stock of the Company at the same time or as a result of the same public offering), acquires (or has acquired within the 12-month period ending on the date of the most recent acquisition by such person or group) securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities;

(b)
during any period of 12 months (not including any period prior to the execution of this Agreement), a majority of members of the Board are replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(c)
any person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company, but not including persons or groups solely because they purchase stock of the Company at the same time or as a result of the same public offering), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the combined voting power of the stock of the Company but only if such person or group did not own more than 50 percent of the combined voting power of the stock of the Company prior to such acquisition; or

(d)
any person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company, but not including persons or groups solely because they purchase assets of the Company at the same time), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value of more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all outstanding stock of the Company, or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person or group described in (iii) above.

Notwithstanding the foregoing, unless a majority of the incumbent Board determines otherwise, no Change in Control shall be deemed to have occurred with respect to the Employee if the Change in Control results from actions or events in which he is a participant in a capacity other than solely as an officer, employee or member of the Board.
“Change in Control Date” means the effective date of a Change in Control.
“Change in Control Period” means the 24-month period commencing on the Change in Control Date; provided, however, that if the Employee’s employment with the Company is terminated prior to the date on which a Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (y) otherwise arose in connection with or anticipation of a Change in Control, then the Change in Control Period shall include the period beginning on the date immediately prior to the date of such termination and ending immediately prior to the effective date of the Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended, and as interpreted by the regulations promulgated thereunder.
“Disability” means the absence of the Employee from the Employee’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld).
“Good Reason” means the occurrence of any of the following:

(a)
the assignment to the Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change in Control Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(b)
a failure by the Company (other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee) to pay or provide any one or more of the following:

(1)	base salary at a rate not less than the rate in effect immediately prior to the Change in Control Date;

(2)	participation in any bonus plan sponsored by Plexus, on a basis consistent with that of other comparable employees;

(3)
benefits under welfare plans, practices, policies, and programs (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of Plexus, but in no event providing benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies, and programs provided generally at any time after the Change in Control Date to other peer executives of Plexus;

(4)
participation in all fringe benefits, deferred compensation programs, expense reimbursement programs, vacation, company car or car allowance, as applicable (if the Employee was receiving such benefit prior to the Change in Control Date), incentive, savings and retirement plans (including the Company’s 401(k) plan and Employee Stock Purchase Plan), practices, policies, and programs applicable generally to other peer executives of Plexus, but in no event providing benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies, and programs provided generally at any time after the Change in Control Date to other peer executives of Plexus; and

(5)
a continuation of annual stock-based awards (or other types of long-term incentive compensation) with a value no less than the value of the last stock-based award received by the Employee immediately before the Change in Control Date;

(c)
the Company’s requiring the Employee to be based at any office or location that is 45 miles or more from the office or location where the Employee is based immediately before the Change in Control Date, or the Company’s requiring the Employee to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control Date; or

(d)	any failure by the Company to comply with and satisfy Section C.1(c) of Schedule B of this Agreement.
For purposes of this definition, any good faith determination of “Good Reason” made by the Employee shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Employee for any reason during the 30-day period commencing on the first anniversary of the Change in Control Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.
“Initial Term Date” means the date set forth on Exhibit 1.
“Plexus” means the Company and any corporation, partnership, division, joint venture, or other organization which, together with the Company, would be treated as a single employer under Section 414(b) or (c) of the Code if a 50 percent ownership level were substituted for an 80 percent ownership level for purposes of applying such section.
“Retirement Differential” means the maximum amount of annual Company contributions and credits (including matching contributions and credits, but excluding bonuses under the Company’s Variable Incentive Compensation

Plan (or any successor short-term incentive plan)) for a full plan year under all of the Company’s qualified or nonqualified retirement plans that are account balance plans.
For purposes of this definition, (x) the Employee shall be deemed to be fully vested, (y) it shall be assumed that Employee’s total annual cash compensation and total targeted cash compensation is equal to Employee’s total target cash compensation as in effect immediately before the Separation Date, and (z) for purposes of determining the maximum amount of Company matching contributions or credits it shall be assumed that the Employee elects to maximize elective deferrals to such plan.
“Separation Date” means the date of the Employee’s Separation from Service.
“Separation from Service” means the Employee’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with Employer, as determined by the Company in accordance with Treas. Reg. § 1.409A-1(h)(1). Unless the context clearly requires otherwise, the phrases “terminates employment,” “termination of employment,” and similar phrases refer to the Employee’s Separation from Service.
“Separation Multiplier” as of the Effective Date has the meaning set forth in Exhibit 1. The Company shall notify the Employee prior to the beginning of each fiscal year of the Company that begins after the Effective Date (for as long as the Agreement remains in effect), the Separation Multiplier applicable for such fiscal year. The Separation Multiplier applicable to the Employee during a fiscal year of the Company shall not be reduced with respect to such fiscal year without the Employee’s written consent after the Employee receives notice from the Company of such Separation Multiplier. In the event of a Change in Control, the Separation Multiplier applicable to the Employee at the time of the Change in Control shall not be reduced during the Change in Control Period without the Employee’s written consent.
“Separation Year” means the Company’s taxable year that includes the Separation Date.
“Specified Employee” has the meaning prescribed by Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with Treas. Reg. § 1.409A-1(i).
“Target Bonus” means 50% of the Employee’s annual bonus at full opportunity under the Plexus Corp. Variable Incentive Compensation Plan or successor short-term incentive plan.

SCHEDULE B
Miscellaneous Terms
B.1    Successors.

(a)
Without the prior written consent of the Company this Agreement shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

B.2
Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, or by email (with confirmed receipt),  or by registered or certified mail, return receipt requested, postage prepaid, addressed as set forth in Exhibit 1. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic signature (.pdf) and upon such delivery the facsimile or electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

B.3	Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

B.4	Schedules. The Schedules to this Agreement constitute a part of this Agreement.

B.5
Entire Agreement. This Agreement sets forth the entire understanding between the Company and the Employee concerning the Employee’s benefits in the event of his Qualifying Termination and supersedes and terminates any previous agreements concerning such subject matter including, without limitation, the Plexus Change in Control Agreement previously entered into between the Company and the Employee.

B.6	Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

B.7	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

B.8
Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

B.9
No Waiver. The Employee’s or the Company’s failure to insist upon strict compliance with any provision hereof, or any other provision of this Agreement, or the failure to assert any right the Employee or the Company may have hereunder, including, without limitation, the right of the Employee to terminate employment for Good Reason pursuant to Section 5 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

B.10
Nature of Employment. The Employee and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Employee and the Company, the employment of the Employee by the Company is “at will.”

B.11
Section 409A. This Agreement shall be interpreted and administered in accordance with Section 409A of the Code. If the Employee or the Company determines that any provision of the Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to the Agreement as may be necessary or appropriate to avoid adverse tax consequences to the Employee under Section 409A of the Code. No provision of the Agreement shall be interpreted to transfer any liability for failure to comply with Section 409A from the Employee or any other individual to the Company.

EXHIBIT 1
Individual Terms

EX.1	“Effective Date” means «DATE».

EX.2	“Initial Term Date” means the last day of the Company’s «YEAR» fiscal year.

EX.3	“Employee” means «EMPLOYEE NAME».

EX.4	“Separation Multiplier” (as of the Effective Date) means «# of years».

EX.5	Addresses for Notices:
If to the Employee:

«Address»
«City», «State» «Zip»

If to the Company:
Plexus Corp.
Attention: Sr VP, Chief Administrative Officer, General Counsel, and Secretary
One Plexus Way
P.O. Box 156
Neenah, Wisconsin 54957-0156